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                                                                     EXHIBIT 3.3


                         AZTEC TECHNOLOGY PARTNERS, INC.

                  AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS

         By action of the Board of Directors at a special meeting held on April 24, 2000, Section 1.2 of the Amended and Restated By-laws of Aztec Technology Partners, Inc. was amended by deleting the first sentence of such section in its entirety and substituting in lieu thereof the following language:

         "The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors (which date shall not be a legal holiday in the place where the meeting is to be held) and at a time and place to be fixed by the Board of Directors and stated in the notice of the meeting."


                                  Certified thereto,

                                  By: /s/ Clifford Mitman
                                     ----------------------------
                                     Clifford Mitman
                                     Chairman of the Board of Directors